EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
SemGroup Corporation

We hereby consent to the incorporation by reference in the Registration Statements of SemGroup Corporation on Form S-8 (File No. 333-170968, effective December 3, 2010) and Form S-3 (File No. 333-185649, effective December 21, 2012) of our reports dated March 1, 2013, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of SemGroup Corporation and the financial statements of White Cliffs Pipeline, L.L.C., all of which appear in this Form 10-K for the year ended December 31, 2012.

/s/ BDO USA, LLP
BDO USA, LLP
Dallas, Texas
March 1, 2013